UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2016

Instructure, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37629	26-3505687
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

6330 South 3000 East, Suite 700 Salt Lake City, UT		84121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (800) 203-6755

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

2015 Performance Bonuses

On January 26, 2016, the Compensation Committee of the Board of Directors of Instructure, Inc. reviewed the achievement of company and individual performance goals. The 2015 annual performance bonus for Steven B. Kaminsky, Instructure’s Chief Financial Officer, was based upon the achievement of company performance goals and individual performance goals. The company performance goals related to business and financial performance and customer growth and happiness. The individual performance goals consisted of a subjective assessment of Mr. Kaminsky’s individual contributions to Instructure. The Compensation Committee determined that Instructure had achieved 97.1% of the company performance goals and determined that Mr. Kaminsky had achieved 100% of his individual performance goals. As a result, Mr. Kaminsky was awarded 97.7% of his target performance bonus, for a bonus amount equal to $70,440 to be paid in 2016.  In addition, the Compensation Committee approved a $10,000 discretionary bonus to Mr. Kaminsky related to Mr. Kaminsky’s work in connection with Instructure’s initial public offering. Joshua L. Coates, Instructure’s Chief Executive Officer waived his right to receive any performance bonus.  Marc T. Maloy, Instructure’s Executive Vice President Worldwide Sales, was not eligible to participate in our executive bonus plan but was eligible to receive sales commissions based on achievement of sales targets.

2016 Performance Bonuses

The Compensation Committee of the Board of Directors of Instructure, Inc. has also approved target bonus percentages for 2016 for each of Mr. Kaminsky and Mr. Maloy.  Mr. Kaminsky’s annual performance bonus percentage will increase to 50% of his base salary and the bonus determination will again be based upon the achievement of company performance goals and individual performance goals. The company performance goals for 2016 relate to business and financial performance and customer happiness. Mr. Maloy’s annual performance bonus percentage will increase to 75% of his base salary and the sales commissions payable will be based upon the achievement of sales targets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Instructure, Inc.

Dated: February 1, 2016
	By:	/s/ Matthew A. Kaminer
Matthew A. Kaminer
Senior Vice President, General Counsel